[MAN INVESTMENTS LOGO OMITTED]

                                Man-AHL 130, LLC
                                Account Statement
                              8/1/2007 to 8/31/2007
                                   (Unaudited)


MAN-AHL 130, LLC


                                STATEMENT OF CHANGES IN CAPITAL ACCOUNT

Beginning of Period Net Asset Value                                                       16,473,904.56

Capital Additions this Period                                                                125,000.00

Capital Withdrawals this Period                                                                    0.00

         Net Income (Loss) for the Period                                                   (871,013.31)
                                                                                          -------------
         End of Period Net Asset Value (8/31/2007)                                        15,727,891.25

         Rate of Return for the Period Class A Series 1                         -5.34%

         Rate of Return for the Period Class A Series 2                         -5.25%


                                INVESTOR STATEMENT OF INCOME (LOSS)

 Income

              Gain (Loss) on Trading of Commodity Futures and Forwards:
                  Realized Gain (Loss) on Closed Futures and Forwards                     (1,287,639.33)
                  Change in Unrealized Gain (Loss) on Open Futures and Forwards              570,686.89
              Gain (Loss) From Investments in Other Partnerships                            (126,205.14)
              Change in Accrued Commissions                                                   (8,579.52)
              Interest Income                                                                 26,157.44
                                                                                          -------------
                              Total Income                                                  (825,579.66)
                                                                                          -------------


Expenses

              Management Fee                                                                 (36,713.15)
              Incentive Fee                                                                        0.00
              Other Expenses                                                                 (44,742.42)
              (Waiver)                                                                        36,021.91
                                                                                          -------------
                               Total Expenses                                                (45,433.66)
                                                                                          -------------
                               Net Income                                                   (871,013.31)
                                                                                          -------------

                        STATEMENT OF FUND CHANGES IN NET ASSET VALUE (N.A.V.)

Beginning of Period Net Asset Value (8/1/2007)                                            16,473,904.56
Capital Contributions this Period                                                            125,000.00
Capital Redeemed this Period                                                                       0.00
Current Period Net Income (Loss)                                                            (871,013.31)
                                                                                          -------------

                     End of Period Net Asset Value (08/31/2007)                           15,727,891.25

                     End of Period Net Asset Value Per Unit Class A Series 1 (8/31/2007)         103.54

                     End of Period Net Asset Value Per Unit Class A Series 2 (8/31/2007)         103.76



To the best of my knowledge and belief, the information contained in the above report is accurate and complete.


/s/ Alicia B. Derrah
    Alicia B. Derrah, Chief Financial Officer, Man Investments (USA) Corp Commodity Pool Operator of Man AHL-130, LLC